EXHIBIT 3.10

            Assignment of Oil and Gas Working Interest (Right Angle)

                   ASSIGNMENT OF OIL AND GAS WORKING INTEREST



STATE OF ARIZONA

COUNTY OF MARICOPA



          In consideration of the sum of One Hundred and no/100 dollars ($100.00) and other good and valuable consideration, receipt of which is hereby acknowledged, Gordon M. LeBlanc, Jr., an individual, residing at 5527 East Camelback Road, Phoenix, Arizona 85018, as Assignor, does hereby assign, transfer, sell and convey a thirty seven and one-half percent (37.5%) working interest in a certain Oil, Gas and Mineral Lease herein further described as the Right Angle Prospect, Sandoval County, New Mexico and attached as Exhibit "A". Therefore, Gordon M. LeBlanc, Jr. does hereby assign, transfer, sell and convey unto the following hereinafter named Assignee in the proportions set opposite each name, to-wit:

                                                          Percentage of Interest

LeBlanc Petroleum, Incorporated                                    37.5%
5527 East Camelback Road
Phoenix, Arizona  85018



          The working interest conveyed herein shall be paid to LeBlanc Petroleum, Inc., subject to the net revenue interests provided for in the leases set forth in Exhibit "A".

          This assignment is made without warranty of title either express or implied.

          This assignment shall be binding upon the Assignor and Assignee, their heirs, successors, representatives, executors and assigns.

          This instrument is executed this 29th day of November, 2001.


                                                     Gordon M. LeBlanc, Jr.,
                                                     an individual


                                                    By:/s/Gordon M. LeBlanc, Jr.
                                                    ----------------------------
                                                          Gordon M. LeBlanc, Jr.


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